Exhibit 99.1

MediciNova Reports Fourth Quarter and Full Year 2009 Results

SAN DIEGO, Calif. – March 24, 2010 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the fourth quarter and full year ended December 31, 2009.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the Securities and Exchange Commission on March 24, 2010 and is available through investors.medicinova.com/sec.cfm.

Financial Results

For the quarter ended December 31, 2009, MediciNova reported a net loss of $5.9 million, or $0.49 per share, compared to a net loss of $1.4 million, or $0.12 per share, for the same period last year. There were no revenues for the quarters ended December 31, 2009 and 2008. Research and development expenses were $2.6 million for the quarter ended December 31, 2009, compared to $2.0 million for the quarter ended December 31, 2008. The increase in research and development expenses was primarily due to the commencement of MN 221-CL-010, the Phase Ib clinical trial for MN-221 designed to determine the safety and efficacy of MN-221 at three different dose levels in patients with moderate to severe, but stable chronic obstructive pulmonary disease (“COPD”). General and administrative expenses were $3.4 million for the quarter ended December 31, 2009, compared to $1.8 million for the quarter ended December 31, 2008. The increase in general and administrative expenses was primarily due to transaction costs related to the acquisition of Avigen, Inc. (or “Avigen”), which was completed on December 18, 2009.

For the year ended December 31, 2009, MediciNova reported a net loss of $20.4 million, or $1.68 per share, as compared to a net loss of $21.9 million, or $1.82 per share, for the year ended December 31, 2008. There were no revenues for the years ended December 31, 2009 and 2008. Research and development expenses were $10.9 million for the year ended December 31, 2009, as compared to $13.8 million for the year ended December 31, 2008. The decrease in research and development expenses primarily related to the completion of the Phase II clinical trial for MN-166 for the treatment of multiple sclerosis and the completion of clinical trials for our non-prioritized development assets, offset by an increase in expenses related to the conduct of clinical trials for MN-221 for acute exacerbations of asthma and COPD. General and administrative expenses were $10.4 million for the year ended December 31, 2009, as compared to $8.8 million for the year ended December 31, 2008. The increase in general and administrative expenses was primarily due to transaction costs related to the acquisition of Avigen.

At December 31, 2009, we had $28.4 million in cash, cash equivalents, investment securities-current and an ARS Put, net of ARS loan, as compared to $49.1 million of cash, cash equivalents, investment securities and a long-term asset consisting of the ARS Put as of December 31, 2008, which decrease of $20.7 million was primarily a result of our $3.0 million payment to acquire Avigen and our operating loss of $20.4 million, offset by noncash expenses. Restricted cash and letter of credit of $30.5 million will be included in our capital resources upon conversion of the associated convertible notes into our common stock.

At December 31, 2009, $24.6 million of our ARS consisted primarily of government-guaranteed student loan securities and $1.8 million of our ARS consisted of private placement securities. None of the underlying collateral for our ARS consisted of subprime mortgages or collateralized debt obligations. At December 31, 2009, $24.3 million of ARS subject to the UBS settlement (described below) have been classified as current assets given the estimated time frame in which we can readily convert these securities into cash. The remaining $2.1 million of ARS have been classified as long-term assets given the estimated time frame in which we can readily convert these securities into cash.

In August 2008, UBS and its affiliates (“UBS”), the brokerage firm through which we purchased the majority of our ARS investments, entered into a settlement with the SEC, the New York Attorney General and other state agencies. Under the settlement, UBS issued to us the Auction Rate Security Rights, which would allow us to sell to UBS our ARS held in accounts with UBS (“ARS Rights Offer”). Pursuant to the ARS Rights Offer, we received the right to sell to UBS the ARS held in accounts with UBS at par value at any time during the period beginning June 30, 2010 and ending July 2, 2012 (“ARS Put”). As part of the settlement, UBS also offered to us a no net cost loan program (“ARS Loan”), whereby we would be able to borrow up to 75% of the market value, as determined by UBS at its sole discretion, of our ARS that have been pledged as collateral at an interest cost that would not exceed the interest being paid on the underlying ARS investments. Under the ARS Loan program, UBS may demand full or partial payment of the ARS Loan, at its sole option and without cause, at any time. In November 2008, we accepted the ARS Rights Offer. In January 2009, we were approved for the ARS Loan in the amount of $15.9 million and drew down the entire preapproved amount. In addition, in February 2009, we borrowed an additional $2.2 million under the ARS Loan, bringing the total amount outstanding under the ARS Loan to $18.1 million, following UBS’ decision to increase our availability under the ARS Loan. All cash received under the ARS Loan was invested in money market accounts. Our ARS Loan balance at December 31, 2009 was $17.6 million, with an effective average interest rate of 1.29 percent charged, or approximately $235,000 of interest charged, on the no net cost loan.

As described in MediciNova’s Japanese report referred to as the “Kessan Tanshin,” which was filed with the Osaka Securities Exchange, MediciNova’s cash burn for the fiscal year ended December 31, 2010 is anticipated to be less than $16.0 million, with the full year net loss forecast anticipated to be approximately $17.7 million.

Key 2009 Highlights

•

In April 2009, MediciNova announced final results from its Phase II clinical trial (MN-221-CL-006) evaluating MN-221 at planned escalating doses of 240 to 1,080 micrograms in patients with severe, acute exacerbations of asthma treated in Emergency Departments. The study included 29 (13 treated with standard care only and 16 treated with MN-221 plus standard care) patients with severe, acute exacerbations of asthma. All patients received standardized care consisting of inhaled albuterol, ipratropium and oral steroid treatment. No safety concerns with adding MN-221 to standardized care were identified following review of electrocardiogram (ECG), laboratory and Adverse Experience data. The hospitalization rate among patients treated with standardized care only was

46 percent (six of 13), which was the anticipated rate, compared to a hospitalization rate of 25 percent (four of 16) among patients receiving MN-221 plus standardized care. This represents a 45 percent reduction in hospitalization rate among patients treated with MN-221. All hospitalizations were due to asthma exacerbations which were judged to be unrelated to study medication and therefore do not raise safety concerns for adding MN-221 to standardized care. As specified in the protocol for this clinical trial, no inferential statistics (i.e., p-values) were calculated for this study. Improvement in forced expiratory volume in 1 second (FEV(1)) values generally appeared to be greater for patients receiving MN-221 in addition to standardized treatment.

•

In July 2009, MediciNova announced the proposed final protocol for its Phase II clinical trial (MN-221-CL-007), which is evaluating the safety and efficacy of MN-221 in patients with severe, acute exacerbations of asthma. Following a more comprehensive pharmacokinetic/pharmacodynamic (PK/PD) analysis and model of data from previous Phase II clinical trials, it was determined that the dose of 1,200 micrograms of MN-221 administered over one hour may provide greater potential efficacy without conferring additional risk to patients.

•	In September 2009, MediciNova announced the appointment of Mr. Hiroaki Shigeta to its Board of Directors.

•

In November 2009, MediciNova announced the initiation of a Phase Ib clinical trial, by holding the Investigator’s Meeting, to evaluate the safety of MN-221 at planned escalating doses in patients with stable, moderate to severe COPD. COPD exacerbations represents the second respiratory indication for which MediciNova is currently evaluating MN-221.

•

In December 2009, MediciNova completed its acquisition of Avigen, Inc. following approval of the transaction by each of MediciNova’s and Avigen’s stockholders. With the completion of the transaction, MediciNova intends to integrate the two clinical development programs based on ibudilast (MediciNova’s MN-166 and Avigen’s AV411).

Recent Highlights in 2010

•	In February 2010, MediciNova announced that Kirk Johnson, Ph.D. has joined MediciNova as its Chief Scientific Officer.

•

In March 2010, MediciNova reported positive preliminary results from a Phase Ib clinical trial to evaluate the safety and efficacy of MN-221 in patients with stable, moderate to severe COPD. There were no clinically significant safety concerns noted. Preliminary results demonstrated clinically significant improvements in percent change in forced expiratory volume in one second (FEV(1)). This randomized, double-blind, placebo-controlled Phase Ib study involved 48 moderate-to-severe COPD patients who received a one (1) hour intravenous infusion of MN-221 at three different escalating dose levels (300 micrograms, 600 micrograms, or 1200 micrograms) or placebo. Based on preliminary findings, all doses of MN-221 produced a clinically significant improvement in FEV(1)(L) as compared to the baseline and placebo. At the end of the one hour infusion, FEV(1)(L) increased as compared to baseline by an average of 21.5% (p=0.0025) for the 1200 microgram dose, 16.2% (p=0.020) for the 600 microgram dose, and 9.2% (p=NS) for the 300 microgram dose compared to a decrease of 4.0% for the placebo.

“During 2009 we made significant progress as a company. The clinical development of MN-221 has been very promising and significant. We have shown improved efficacy, a reduction in hospitalizations, without an increase in safety risk in our MN-221-CL-006 trial for acute exacerbations of asthma. We are also very pleased to have recently announced positive data from our MN-221-CL-010 trial in COPD patients, which could greatly expand this drug’s potential market opportunity,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “The acquisition of Avigen was another important milestone, which has allowed the combination of the ibudilast program of the two companies. We were pleased to announce that Kirk Johnson, Ph.D., of Avigen has decided to continue his work on the ibudilast program (MN-166) by joining MediciNova as our Chief Scientific Officer,”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and MN-166 for the treatment of multiple sclerosis and other neurologic conditions, and either pursue development independently in the United States, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, MediciNova’s ability to realize the anticipated strategic and financial benefits from its acquisition of Avigen, Inc., to integrate the two ibudilast development programs and to pursue discussions with potential partners to secure a strategic collaboration to advance the clinical development of the combined development program, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com

MEDICINOVA, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$19,241,581	$19,297,284
Investment securities- current	24,254,987	—
ARS put- current	2,557,007	—
Prepaid expenses and other current assets	869,649	718,317

Total current assets	46,923,224	20,015,601
Restricted cash	30,045,965	—
In-process research and development	4,800,000	—
Restricted investment	676,499	—
Restricted letter of credit	500,042	—
Goodwill	9,142,205	—
Property and equipment, net	153,547	368,299
Long-term investments	2,085,425	24,047,314
ARS put- long-term	—	5,792,701

Total assets	$94,326,907	$50,223,915

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,300,271	$392,572
ARS loan payable	17,605,485	—
Escrow holdback	1,094,045	—
Accrued expenses	1,276,036	1,011,916
Income taxes payable	—	9,748
Accrued compensation and related expenses	1,146,960	765,147

Total current liabilities	22,422,797	2,179,383
Management transition plan liability	676,499	—
Deferred tax liability	1,956,000	—
Convertible notes	29,258,137	—

Total liabilities	54,313,433	2,179,383
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 shares authorized at December 31, 2009 and December 31, 2008; no shares outstanding at December 31, 2009 and December 31, 2008	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized at December 31, 2009 and December 31, 2008; 12,172,510 and 12,072,027 shares issued at December 31, 2009 and December 31, 2008, respectively, and 12,122,217 and 11,984,713 shares outstanding at December 31, 2009 and December 31, 2008, respectively	12,170	12,072
Additional paid-in capital	288,652,712	276,361,775
Accumulated other comprehensive loss	(64,914)	(29,744)
Treasury stock, at cost; 50,293 shares at December 31, 2009 and 87,314 shares at December 31, 2008	(1,235,395)	(1,317,362)
Deficit accumulated during the development stage	(247,351,099)	(226,982,209)

Total stockholders’ equity	40,013,474	48,044,532

Total liabilities and stockholders’ equity	$94,326,907	$50,223,915

MEDICINOVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,			Period from September 26, 2000 (inception) to December 31, 2009
	2009	2008	2007
Revenues	$—	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	—	1,258,421
Research and development	10,873,169	13,827,651	42,121,095	144,545,867
General and administrative	10,366,291	8,773,695	11,372,873	89,026,998

Total operating expenses	21,239,460	22,601,346	53,493,968	234,831,286

Operating loss	(21,239,460)	(22,601,346)	(53,493,968)	(233,273,059)
Gain/(impairment charge), net on investment securities and ARS put	310,250	(1,259,984)	—	(949,734)
Foreign exchange loss	(13,622)	(88,159)	—	(101,781)
Other income, net	580,949	2,038,219	4,610,724	18,377,163
Income taxes	(7,007)	(13,559)	(20,000)	(40,566)

Net loss	(20,368,890)	(21,924,829)	(48,903,244)	(215,987,977)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	—	(31,264,677)

Net loss applicable to common stockholders	$(20,368,890)	$(21,924,829)	$(48,903,244)	$(247,351,099)

Basic and diluted net loss per common share	$(1.68)	$(1.82)	$(4.16)

Shares used to compute basic and diluted net loss per share	12,105,835	12,072,027	11,752,139